Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-136445
PROSPECTUS SUPPLEMENT
(to prospectus dated October 11, 2006)
2,468,748 Shares
Common Stock
     This prospectus supplement supplements the prospectus dated October 11, 2006 relating to the resale from time to time of 2,000,000 shares of our common stock and up to 468,748 shares of our common stock that may be issued upon the exercise of warrants held by the selling stockholders named in the prospectus, as amended by this prospectus supplement. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
SELLING STOCKHOLDERS
     The table of selling stockholders appearing on pages 10 and 11 of the prospectus is hereby amended in its entirety as set forth below. The information set forth in the table has been provided by the selling stockholder. The second column lists the number of shares of our common stock beneficially owned by the selling stockholder, based on its ownership of warrants to purchase shares of our common stock as of June 12, 2008, assuming exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on exercise.

	Number of Shares				Number of Shares
	Beneficially Owned			Shares	Beneficially Owned After the Offering
Selling Stockholder	Number		%(1)	to be Offered	Number	%
OTA Swaps LLC	375,000	(2)	*	375,000 (2)	—	—

*	Less than 1%.

(1)	Calculation based on 16,512,277 shares of our common stock issued and outstanding on June 1, 2008.

(2)	Consists of shares of common stock which may be issued upon the exercise of warrants.
The date of this prospectus supplement is July 21, 2008.